UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 31, 2013

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 Wabasha Street North, Saint Paul, Minnesota	55102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  1-800-232-6522

(Not applicable)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 5.02  Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)                                 On October 31, 2013, the board of directors of Ecolab Inc., a Delaware corporation (“Ecolab”), effective as of the opening of its scheduled December 5, 2013 board of directors meeting, increased the size of the board of directors to 14 directors and approved the appointment of Carl M. Casale as a member of the board of directors. Mr. Casale will serve as a member of the Audit Committee and the Safety, Health and Environment Committee of Ecolab’s board of directors.

Since 2011, Mr. Casale, age 52, has been President and Chief Executive Officer of CHS Inc.  Previously he spent 26 years with Monsanto Company in various management positions before being named Monsanto’s Chief Financial Officer in 2009.  He was a member of the board of directors of Nalco Holding Company from 2008 until its merger with Ecolab in 2011.

Following the effective date of his appointment as an Ecolab director, Mr. Casale will be entitled to participate in Ecolab’s regular director compensation arrangements.  Information regarding Ecolab’s director compensation arrangements is included in the definitive proxy statement relating to Ecolab’s 2013 annual stockholders meeting filed with the SEC on March 15, 2013, and is incorporated herein by reference.  There are no arrangements or understandings between Mr. Casale and any other person pursuant to which Mr. Casale was appointed as a director, and there is no transaction between Mr. Casale (and his immediate family) and Ecolab that requires disclosure in accordance with Item 404(a) of Regulation S-K.

A copy of the News Release issued by Ecolab in connection with this report under Item 5.02(d) is attached as Exhibit (99).

Item 9.01 Financial Statements and Exhibits.

(d)          Exhibits.

(99)                                                 Ecolab Inc. News Release dated November 1, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.

Date: November 1, 2013	By:	/s/David F. Duvick
David F. Duvick
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description	Method Of Filing

(99)	Ecolab Inc. News Release dated November 1, 2013.	Filed herewith electronically.